                                                               EXHIBIT (a)(1)

                          Offer to Purchase for Cash

             39,259,305 of the Outstanding Shares of Common Stock

                                      of

                             Global Crossing Ltd.

                                      at

                     $62.75 Net Per Share of Common Stock

                                      by

                                U S WEST, Inc.


    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS
                                   EXTENDED.

  THE OFFER (THE "OFFER") IS CONDITIONED UPON THE SATISFACTION OF CERTAIN TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
                                ---------------

  The Offer is being made pursuant to a Tender Offer and Purchase Agreement, dated as of May 16, 1999 (the "Agreement"), between Global Crossing Ltd., a Bermuda company (the "Company" or "Global"), and U S WEST, Inc., a Delaware corporation (the "Offeror" or "U S WEST"). The Board of Directors of the Company has unanimously approved the Offer and the Agreement and recommends that shareholders of the Company who desire to receive cash at this time tender their shares of Common Stock pursuant to the Offer.

                                ---------------

                                   IMPORTANT

  Any shareholder desiring to tender shares of Common Stock should either (1) complete and sign the appropriate Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the appropriate Letter of Transmittal, including any required signature guarantees, and mail or deliver the appropriate Letter of Transmittal (or such facsimile) with the certificate(s) for the tendered shares and all other required documents to the Depositary (as hereinafter defined) or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for such shareholder. Shareholders having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender shares so registered.

  A shareholder who desires to tender shares of Common Stock and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, must tender such shares by following the procedures for guaranteed delivery set forth in Section 3.

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT, BEACON HILL PARTNERS, INC. OR THE DEALER MANAGER FOR THIS OFFER, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                                ---------------


                       Dealer Manager for the Offer is:

                              Merrill Lynch & Co.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
INTRODUCTION.............................................................   1
 1.Terms of the Offer....................................................   2
 2.Acceptance for Payment, Proration and Payment for Shares..............   3
 3.Procedure for Tendering Shares........................................   5
 4.Withdrawal Rights.....................................................   7
 5.Certain Federal Income Tax Consequences...............................   8
 6.Price Range of Common Stock; Dividends................................   9
 7.Effect of the Offer on the Market for Common Stock and Registration
 under the Exchange Act..................................................   9
 8.Certain Information Concerning the Company............................   9
 9.Certain Information Concerning the Offeror............................  16
10.Source and Amount of Funds............................................  21
11.Background of the Offer; Past Contacts with the Company...............  21
12.Purpose of the Offer; Plans for the Company...........................  23
13.The Tender Offer and Purchase Agreement and Related Agreements........  23
14.Dividends and Distributions...........................................  43
15.Certain Conditions of the Offer.......................................  43
16.Certain Legal Matters; Required Regulatory Approvals..................  44
17.Fees and Expenses.....................................................  45
18.Miscellaneous.........................................................  46
Schedule I--Directors and Executive Officers of the Offeror.............. I-1

To: The Holders of Common Stock of Global Crossing Ltd.

                                 INTRODUCTION

  U S WEST, Inc., a Delaware corporation (the "Offeror" or "U S WEST"), hereby offers to purchase 39,259,305 shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares"), of Global Crossing Ltd., a company formed under the laws of Bermuda (the "Company"), at a purchase price of $62.75 per share of Common Stock (the "Offer Price"), in each case net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal relating to such Shares, including the proration provisions set forth in Section 2 hereof (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer"). The 39,259,305 shares of Common Stock sought to be purchased pursuant to the Offer represent, to the best knowledge of the Offeror, just below 9.5% of the shares of Common Stock outstanding as of the date of the Offer. Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the appropriate Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which firm is acting as dealer manager (the "Dealer Manager"), The Bank of New York, which firm is acting as the depositary (the "Depositary"), and Beacon Hill Partners, Inc., which firm is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 39,259,305 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE OFFEROR WILL ACCEPT FOR PURCHASE AN AMOUNT OF TENDERED SHARES EQUAL TO 39,259,305 SHARES OF COMMON STOCK, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 2. THE OFFER IS CONDITIONED UPON CERTAIN TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE AGREEMENT, AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH AT THIS TIME TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The purpose of the Offer is to facilitate the terms and conditions and the transactions contemplated by the Agreement and Plan of Merger, dated as of May 16, 1999, between the Offeror and the Company.

  The Offer is being made pursuant to a Tender Offer and Purchase Agreement, dated as of May 16, 1999 (the "Agreement"), between the Offeror and the Company. See Section 5 for a description of certain federal income tax consequences of the Offer.

  In connection with the Agreement, certain shareholders of the Company owning, in the aggregate, approximately 77.1% of the outstanding Common Stock, entered into an agreement with the Offeror pursuant to which such shareholders agreed to tender 12.3045% of the shares of Common Stock owned by them in the Offer. See Section 13.

  As of the date hereof, except pursuant to the Agreement and the agreements described in Section 13, the Offeror does not beneficially own any shares of Common Stock.

  The Offer Price represents the price at which the Offeror is willing to purchase the Shares. No independent person has been retained by the Offeror to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Offeror or any affiliate of the Offeror as to such fairness. Other measures of the value of the Shares may be relevant to shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise in evaluating the terms of the Offer before deciding whether to tender Shares.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and thereby purchase up to 39,259,305 Shares validly tendered and not theretofore withdrawn in accordance with the procedures set forth in Section 4 hereto prior to the Expiration Date (as hereinafter defined), including the proration provisions set forth in Section 2. If more than 39,259,305 shares of Common Stock are validly tendered and not withdrawn, the Offeror will accept for purchase an amount of tendered shares equal to 39,259,305 shares of Common Stock, on a pro rata basis, subject to the terms and conditions specified herein based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (including shares tendered pursuant to the guaranteed delivery procedures set forth in Section 3). The term "Expiration Date" means 12:00 Midnight, New York City time, on June 18, 1999, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

  THE OFFER IS ALSO SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE SECTION 15. The Offeror reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission") to waive any condition of the Offer, subject to the terms of the Agreement. If any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on June 18, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Agreement, elect to terminate the Offer (whether or not any Shares have theretofore been accepted for payment) and not accept for payment any Shares and return all tendered Shares to tendering shareholders. Under the terms of the Agreement, the Offeror may not (except as described in the next sentence), without the prior written consent of the Company, increase or reduce the maximum number of Shares subject to the Offer, decrease the Offer Price to be paid pursuant to the Offer, change the form of consideration payable in the Offer, amend or impose additional conditions or make other changes adverse to the Company or any shareholders of the Company or which may delay the consummation of the Offer. Notwithstanding the foregoing, the Offeror shall extend the Offer if, at the then scheduled Expiration Date, any of the conditions to the Offeror's obligation to accept for payment and pay for the Shares have not been satisfied or waived, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of 10 additional business days or such fewer number of days that the Offeror and the Company reasonably believe are necessary to cause those conditions to be satisfied. In any event, no extension will be less than the minimum number of days required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") the rules and regulations promulgated thereunder or by other applicable law. Assuming the prior satisfaction or waiver of the conditions of the Offer, the Offeror will accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof.

  The Offeror agrees not to let the Offer expire if the Offer conditions have not been satisfied or waived and for so long as the Agreement shall not have been terminated pursuant to its terms (See Section 13, description of the Agreement).

  Subject to the limitations set forth in the Agreement, the Offeror expressly reserves the right (but will not be obligated) in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension as more fully specified below. There can be no assurance that the Offeror will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such Shares.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares had theretofore been accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, relating to the Offeror's obligation to pay the consideration offered or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service.

  If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act. In addition, notwithstanding anything to the contrary in the Agreement or in the conditions to the Offeror's obligations to accept for payment and pay for the Shares, the Offeror may waive any of the conditions to such obligations only after giving 5 business days prior written notice of its intention to do so to the Company. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided the Offeror with a copy of the register of shareholders of the Company for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to registered holders of the Shares whose names appear on the register of shareholders of the Company and will be furnished to brokers, dealers, commercial banks, trust companies, nominees or similar persons, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  2. Acceptance for Payment, Proration and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Offeror will accept for payment and will pay for up to 39,259,305 Shares, except that if more than 39,259,305 Shares are validly tendered and not withdrawn, the Offeror will accept for purchase an amount of the tendered Shares equal to 39,259,305 shares of Common Stock, on a pro rata basis, validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16.

  In the event that proration of tendered Shares is required, the Offeror will determine the proration as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not withdrawn by a shareholder to the total number of Shares properly tendered and not withdrawn by all shareholders (with adjustments to avoid purchases of fractional shares). Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures) and not withdrawn, the Offeror does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. In the event of any proration, the Depositary shall select certain identifiable Shares for payment from the total Shares properly tendered and not withdrawn by a shareholder in accordance with such shareholder's directions, if any, as set forth in such shareholder's Letter of Transmittal.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of Shares, an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, except if more than 39,259,305 Shares are validly tendered and not withdrawn, the Offeror will accept for purchase an amount of the tendered Shares equal to 39,259,305 Shares, on a pro rata basis as described herein, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to validly tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE OFFEROR.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including as a result of proration, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  3. Procedure for Tendering Shares.

Valid Tenders

  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF TENDERING SHAREHOLDERS. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUIRED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer

  The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility prior to the Expiration Date, (i) an appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURE WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Signature Guarantee

  Signatures on all of the appropriate Letters of Transmittal must be guaranteed by a financial institution (which includes most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder or holders, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for such Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal relating to the Common Stock (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal relating to the Common Stock (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Offeror, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

Backup Withholding

  In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, each shareholder surrendering Shares in the Offer must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. Certain shareholders (including, among others, all domestic corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such shareholder, and payment of the gross proceeds to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

Determination of Validity

  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Agreement, or any defect or irregularity in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares.

  The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by the Offeror. None of the Offeror or any of its affiliates or assignees, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment

  By executing the appropriate Letter of Transmittal as set forth above (including delivery through an Agent's Message), a tendering Shareholder irrevocably appoints designees of the Offeror as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's right with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 16, 1999). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of such Shares by the Offeror in accordance with the terms of the Offer. Upon acceptance for payment, all prior proxies given by the shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The proxies or corporate representative of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special general meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror or its designee must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of Shares (whether annual or special or whether or not adjourned) in respect of such Shares.

  4. Withdrawal Rights. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the

Offer, may also be withdrawn at any time after July 19, 1999. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's right under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4 and subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. Certain Federal Income Tax Consequences. The following is a summary of certain federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, non-U.S. persons, dealers in securities or commodities, holders that own (or are deemed for U.S. federal income tax purposes to own under certain attribution or constructive ownership rules) 10% or more of the voting stock of the Company, or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes).

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain if the Shares were held for more than a year at the time of the sale.

  The Company has indicated in publicly available documents that it does not believe that it is a "passive foreign investment company" (a "PFIC"). However, if the Company is or was a PFIC for any taxable year in which the holder held Shares and the holder has not, in the first taxable year in which the Shares were held, elected to treat the Company as a "qualified electing fund" with respect to the holder or to mark to market the Shares on an annual basis (i.e., treat the Shares as sold and repurchased at the end of each taxable year), any gain recognized in respect of Shares sold pursuant to the Offer would be generally allocated ratably to each day of the holder's holding period before such election. The amounts allocated to the current taxable year would be included as ordinary income in the holder's gross income for the current taxable year. The amounts allocated to each prior taxable year would be taxable as ordinary income in the current taxable year at the highest rate in effect for the holder in each such prior taxable year and the tax liability on such income would be subject to an additional tax in the nature of an interest charge at the rates applicable to deficiencies in income taxes. Holders should consult their tax advisors regarding the possible status of the Company as a PFIC and the federal income tax consequences to them if the Company is treated as a PFIC.
  6. Price Range of Common Stock; Dividends. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, the Common Stock has been trading on The Nasdaq Stock Market, Inc.'s ("Nasdaq") National Market System ("NMS") under the symbol "GBLX" since its initial public offering of common stock on August 14, 1998. The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock as reported on NMS (adjusted for a two for one stock split which occurred on March 10, 1999):

                                                                   High   Low
                                                                  ------ ------
   Fiscal Year 1999
    Second Quarter (through May 20, 1999)........................ $61.38 $41.75
    First Quarter................................................ $56.56 $20.06
   Fiscal Year 1998
    Fourth Quarter............................................... $23.50 $ 8.63
    Third Quarter (from August 14, 1998)......................... $12.75 $ 8.00
                                                                  ------

  On May 14, 1999, the last trading day before public announcement of the execution of the Agreement, the last sale price of Common Stock, as reported on the NMS, was $61.38 per share. On May 20, 1999, the last full trading day prior to the commencement of the Offer, the closing price per share as reported on the NMS was $50.94. Shareholders are urged to obtain current market quotations for the Shares.

  The Company has never paid any dividends on the Common Stock.
  7. Effect of the Offer on the Market for Common Stock and Registration under the Exchange Act. The Offer standing alone, is not anticipated by the Offeror to have a long-term impact on the price of the Common Stock.

  8. Certain Information Concerning the Company. The Company is a Bermuda company with its principal executive offices located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although the Offeror has no knowledge that would indicate that statements contained herein based upon such documents or otherwise provided are untrue, neither the Offeror nor the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

  According to the Company's most recent quarterly report to shareholders filed on Form 10-Q, the Company is the world's first independent global provider of state-of-the-art Internet and long distance telecommunications facilities and related services utilizing a network of undersea and terrestrial digital fiber optic cable systems (the "Global Crossing Ltd. Network"). The Company believes that it is the first to offer "one-stop shopping" for their customers to multiple destinations worldwide. The Company currently operates as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international telecommunications services. Capacity on the Global Crossing Ltd. Network is offered to all customers on an open, equal access basis. The Company anticipates that the systems completed or under development will form a state-of-the-art interconnected worldwide high capacity fiber optic network: Atlantic Crossing ("AC-1") and Atlantic Crossing-2, undersea systems connecting the United States and Europe; Pacific Crossing ("PC-1"), an undersea system connecting the United States and Asia; Mid Atlantic Crossing ("MAC"), an undersea system connecting the eastern United States and the Caribbean; Pan American Crossing ("PAC"), an undersea system connecting the western United States, Mexico, Panama, Venezuela and the Caribbean; South American Crossing, an undersea and terrestrial system connecting the major cities of South America to MAC, PAC and the rest of the Global Crossing Ltd. Network; Pan European Crossing, a terrestrial system connecting 24 European cities to AC-1; and a terrestrial system to be operated by the Company connecting certain cities in Japan to PC-
1. The undersea component of this initial portion of the Global Crossing Ltd. Network totals 74,500 km and the terrestrial component adds 13,400 km for a total of 87,900 km. The Company is in the process of developing several new undersea and terrestrial cable systems and evaluating other business development opportunities which will complement the Global Crossing Ltd. Network.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                             GLOBAL CROSSING LTD.
                 SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA

                                                               Period from
                           Three-Months                       March 19, 1997
                              Ended         Year Ended     (Date of Inception)
                          March 31, 1999 December 31, 1998 to December 31, 1997
                          -------------- ----------------- --------------------
                           (unaudited)
                                            (In thousands, except share and
                                                 per share information)
Statement of Operations
 Data:
Revenues................   $   178,183     $    424,099        $        --
Expenses:
Cost of capacity sold...        69,387          178,492                 --
Operations,
 administration and
 maintenance............        11,861           18,056                 --
Sales and marketing.....         9,758           26,194               1,366
Network development.....         4,905           10,962                  78
General and
 administrative.........        22,625           26,844               1,657
Stock related expense...        16,716           39,374                 --
Provision for doubtful
 accounts...............         1,864            4,233                 --
Termination of advisory
 services agreement.....           --           139,669                 --
                           -----------     ------------        ------------
                               137,116          443,824               3,101
                           -----------     ------------        ------------
Operating income
 (loss).................        41,067          (19,725)             (3,101)
Equity in loss of
 affiliates.............        (2,736)          (2,508)                --
Interest income
 (expense):
  Interest income.......        14,392           29,986               2,941
  Interest expense......       (23,779)         (42,880)                --
Provision for income
 taxes..................       (16,142)         (33,067)                --
                           -----------     ------------        ------------
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............        12,802          (68,194)               (160)
Extraordinary loss on
 retirement of senior
 notes..................           --           (19,709)                --
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1400..................       (14,710)             --                  --
                           -----------     ------------        ------------
Net loss................        (1,908)         (87,903)               (160)
Preferred stock
 dividends..............       (13,044)         (12,681)            (12,690)
Redemption of preferred
 stock..................                        (34,140)                --
                           -----------     ------------        ------------
Net loss applicable to
 common shareholders....   $   (14,952)    $   (134,724)       $    (12,850)
                           ===========     ============        ============
NET LOSS PER COMMON
 SHARE
Loss applicable to
   common shareholders
   before extraordinary
   item and cumulative
   effect of change in
   accounting principle
   Basic and diluted....        $(0.00)    $      (0.32)       $      (0.04)
Extraordinary item and
   cumulative effect of
   change in accounting
   principle
   Basic and diluted....        $(0.04)    $      (0.06)       $        --
Net loss applicable to
 common shareholders
  Basic and diluted.....        $(0.04)    $      (0.38)       $      (0.04)
Shares used in computing
 basic and diluted loss
 per share..............   410,797,073      358,735,340         325,773,934

                                     March 31,        December 31,
                                    -----------  -----------------------
                                       1999           1998        1997
                                    -----------  -------------- --------
                                    (unaudited)  (in thousands)
Balance sheet data:
Current assets including cash and
 cash equivalents and restricted
 cash and cash equivalents........  $  766,469     $  976,615   $ 27,744
Long term restricted cash and cash
 equivalents......................     422,933        367,600        --
Long term accounts receivable.....      70,884         43,315        --
Property, plant and equipment,
 net..............................      45,400          5,500        --
Construction in progress and
 capacity available for sale......   1,109,926      1,003,056    518,519
Deferred finance and organization
 costs, net of accumulated
 amortization.....................      42,527         45,757     25,934
Investment in affiliates..........     187,458        177,334        --
Other Assets......................      44,200         20,000        --
                                    ----------     ----------   --------
Total assets......................  $2,689,797     $2,639,177    572,197
                                    ----------     ----------   --------
Current liabilities...............  $  273,664     $  251,890   $ 90,817
Long term debt....................     248,475        269,598    162,325
Senior notes......................     796,588        796,495    150,000
Deferred revenue..................      50,725         25,325        --
Obligations under inland service
 agreements and capital leases....      16,158         24,520      3,009
Deferred income taxes.............      31,779          9,654        --
                                    ----------     ----------   --------
Total liabilities.................   1,417,389      1,377,482    406,151
                                    ----------     ----------   --------
Mandatorily redeemable preferred
 stock............................     500,419        487,375     91,925
Shareholders' equity
  Common stock....................       4,331          4,328      3,258
  Treasury stock..................    (209,415)      (209,415)       --
Other shareholders' equity........   1,067,044      1,067,470     71,023
Accumulated deficit...............     (89,971)       (88,063)      (160)
                                    ----------     ----------   --------
Total shareholders' equity........     771,989        774,320     74,121
                                    ----------     ----------   --------
Total liabilities and
 shareholders' equity.............  $2,689,797     $2,639,177   $572,197
                                    ==========     ==========   ========

Certain Company Projections

  To the knowledge of the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 11, the Company furnished the Offeror with certain financial projections which the Offeror believes are not publicly available. The Offeror has not verified the accuracy of such financial forecasts. These projections assume the completion of the Frontier merger and the acquisition of Cable & Wireless Global Marine on a pro forma basis.

Income Statement
(Dollars in Millions, Except Per Share Amounts)

                        1999     2000      2001      2002     2003     2004     2005     2006     2007     2008   CAGR
                      -------- --------  --------  -------- -------- -------- -------- -------- -------- -------- ----
Total Revenues......   4,068.5  5,065.7   5,983.8   7,523.0  9,372.9 10,666.7 12,418.7 14,289.7 16,319.7 18,792.9 18.5%
EBITDA..............   1,125.6  1,673.0   2,001.3   2,905.0  3,974.9  4,585.3  5,553.6  6,534.0  7,547.2  8,860.9 25.8%
Adjusted EBITDA*....   1,156.1  1,760.6   2,122.8   3,058.7  4,178.4  4,839.5  5,845.7  6,862.7  7,910.4  9,277.7 26.0%
Operating income....     647.4    813.5   1,121.1   1,882.5  2,538.7  3,305.2  4,038.1  4,831.6  5,831.6  6,847.0  --
Net income to
 common.............  $   20.5 $ (344.7) $ (118.7) $  550.1 $1,218.8 $2,009.3 $2,827.5 $3,782.2 $5,167.6 $6,509.3  --
                      ======== ========  ========  ======== ======== ======== ======== ======== ======== ======== ====
EPS to common.......  $   0.03 $  (0.53) $  (0.18) $   0.85 $   1.89 $   3.12 $   4.38 $   5.86 $   8.01 $  10.09  --
EPS to common before
 goodwill...........  $   0.38 $   0.43  $   0.78  $   1.81 $   2.85 $   4.08 $   5.35 $   6.83 $   8.97 $  11.05  --
Dividend to common..      35.3     36.6      37.2      38.0     38.8     38.8     38.8     38.8     38.8     38.8  --
Capital
 Expenditures.......  $2,294.8 $1,662.7  $1,064.4  $1,324.0 $ 1319.4 $1,508.9 $1,252.7 $1,698.3 $1,469.2 $1,221.4  --

------
* Includes change in deferred revenues.

                     [This Page Left Blank For Filing Only]

  The following sets forth the material assumptions used in the preparation of the above financial projections:

(1) The financial projections contain projections for the Company, Frontier (including cost synergies), and Global Marine. It is important to note that the Frontier and Global Marine acquisitions have not yet closed. These projections do not reflect the financial or accounting impact of the merger with U S WEST.

(2) The Company revenue assumptions are based on the following systems: AC-1 (Initial RFS 1998), PC-1 (Initial RFS 1999), MAC (Initial RFS 1999), PAC (Initial RFS 2000), PEC (Initial RFS 1999), GAL (Initial RFS 1999), SAC (Initial RFS 2001), Services Business (Initial RFS 2000), System X (Initial RFS 2003), AC-2 (Initial RFS 2005), PC-2 (Initial RFS 2005). The underlying revenue assumptions are based largely on third party consulting reports. PC-1 is accounted for on the equity method of accounting.

(3) The goodwill created by both the Frontier and Global Marine transactions are projected to be amortized over 20 years and 10 years, respectively.

  IT IS THE UNDERSTANDING OF THE OFFEROR THAT THE PROJECTIONS INCLUDED IN THIS OFFER TO PURCHASE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO THE OFFEROR. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE OFFEROR THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO OFFEROR), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF THE OFFEROR, THE COMPANY NOR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF THE OFFEROR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES

EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

Available Information

  The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (suite 1400), Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the web site that the Commission maintains at http://www.sec.gov. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such information should also be on file at the offices of Nasdaq Operations, l735 K Street, N.W., Washington, D.C. 20006.

  9. Certain Information Concerning the Offeror.

  Except pursuant to the Agreement and related agreements and except for Solomon D. Trujillo, the Chairman and Chief Executive Officer of the Offeror, who owns approximately 1200 shares of the Company, and George J. Harad, a Director of the Offeror, who owns, together with his spouse, approximately 200 shares of the Company, to the best knowledge of the Offeror, none of the persons listed on Schedule I hereto or any associate of the Offeror, including Offeror, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any securities of the Company. Neither the Offeror, nor, to the best knowledge of the Offeror, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the securities of the Company during the past 60 days.

  Offeror is incorporated under the laws of the State of Delaware and has its principal executive offices at 1801 California Street, Denver, Colorado 80202, telephone number (303) 672-2700. Offeror is a diversified communications company providing services principally to customers in a 14-state mountain and western region of the United States, which is comprised of the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (the "Region"). Offeror's services include telecommunications and related services, wireless services, high-speed data and Internet services and directory services. The largest component of U S WEST, Inc. is U S WEST Communications, Inc. ("U S WEST Communications"), a wholly-owned subsidiary, which provides communications services to more than 25 million residential and business customers in the Region. U S WEST Communications serves approximately 75% of the Region's population.

  Set forth below is certain summary consolidated financial data with respect to the Offeror excerpted or derived from financial information contained in the Offeror's Annual Report on Form 10-K/A for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the period ended March 31, 1999. More comprehensive financial information is included in such report and other documents filed by the Offeror with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                                U S WEST, INC.

                   CONSOLIDATED ANNUAL STATEMENTS OF INCOME

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                      (Dollars in Millions,
                                                        except Per Share
                                                            Amounts)
Operating revenues:
  Local service..................................... $ 5,525  $ 5,016  $ 4,770
  Interstate access service.........................   2,816    2,666    2,507
  Intrastate access service.........................     822      761      770
  Long-distance network services....................     779      885    1,100
  Directory services................................   1,277    1,197    1,120
  Other services....................................   1,159      954      901
                                                     -------  -------  -------
    Total operating revenues........................  12,378   11,479   11,168
                                                     -------  -------  -------
Operating expenses:
  Employee-related expenses.........................   4,312    3,953    3,893
  Other operating expenses..........................   2,818    2,587    2,305
  Depreciation and amortization.....................   2,199    2,163    2,158
                                                     -------  -------  -------
    Total operating expenses........................   9,329    8,703    8,356
                                                     -------  -------  -------
Operating income....................................   3,049    2,776    2,812
Other income (expense):
  Interest expense..................................    (543)    (405)    (448)
  Gains on sales of local telephone exchanges.......     --        77       59
  Gain on sale of investment in Bellcore............     --        53      --
  Other expense--net................................     (87)     (72)     (46)
                                                     -------  -------  -------
    Total other expense--net........................    (630)    (347)    (435)
                                                     -------  -------  -------
Income before income taxes, extraordinary item and
 cumulative effect of change in accounting
 principle..........................................   2,419    2,429    2,377
Provision for income taxes..........................     911      902      876
Income before extraordinary item and cumulative
 effect of change in accounting principle...........   1,508    1,527    1,501
Extraordinary item--early extinguishment of debt--
 net of tax.........................................     --        (3)     --
Income before cumulative effect of change in
 accounting principle...............................   1,508    1,524    1,501
Cumulative effect of change in accounting
 principle--net of tax..............................     --       --        34
                                                     -------  -------  -------
Net income.......................................... $ 1,508  $ 1,524  $ 1,535
                                                     =======  =======  =======

                                 U S WEST, INC.

                                                     Year Ended December 31,
                                                    ---------------------------
                                                      1998     1997      1996
                                                    -------- --------  --------
                                                      (Dollars in Millions,
                                                    except Per Share Amounts)
Basic earnings per share:
  Income before extraordinary item and cumulative
   effect of change in accounting principle........ $   3.05 $   3.16  $   3.14
  Extraordinary item--early extinguishment of
   debt............................................      --     (0.01)      --
  Cumulative effect of change in accounting
   principle.......................................      --       --       0.07
Basic earnings per share........................... $   3.05 $   3.16  $   3.21
Basic average shares outstanding (in 000's)........  494,395  482,751   477,549
Diluted earnings per share:
  Income before extraordinary item and cumulative
   effect of change in accounting principle........ $   3.02 $   3.13  $   3.10
  Extraordinary item--early extinguishment of
   debt............................................      --     (0.01)      --
  Cumulative effect of change in accounting
   principle.......................................      --       --       0.07
Diluted earnings per share......................... $   3.02 $   3.12  $   3.17
Diluted average shares outstanding (in 000's)......  498,798  491,232   488,591
Dividends per share................................ $   2.14 $   2.14  $   2.14

                                 U S WEST, INC.

                   CONSOLIDATED QUARTERLY STATEMENT OF INCOME
                                  (unaudited)

                                                               Quarter Ended
                                                                 March 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                                (Dollars in
                                                             millions, except
                                                                 Per Share
                                                                 Amounts)
Operating revenues:
  Local services............................................ $  1,867  $  1,730
  Access services...........................................      681       665
  Long-distance services....................................      174       204
  Directory services........................................      326       306
  Other Services............................................      134       104
                                                             --------  --------
    Total operating revenues................................    3,182     3,009
Operating expenses:
  Employee-related expenses.................................    1,125     1,006
  Other operating expenses..................................      662       656
  Depreciation and amortization.............................      602       532
                                                             --------  --------
    Total operating expenses................................    2,389     2,194
                                                             --------  --------
Operating income............................................      793       815
Other expense:
  Interest expense..........................................     (153)      (97)
  Other expense-net.........................................       (1)      (25)
                                                             --------  --------
    Total other expense-net.................................     (154)     (122)
                                                             --------  --------
Income before income taxes..................................      639       693
Provision for income taxes..................................      242       259
                                                             --------  --------
Net income.................................................. $    397  $    434
                                                             ========  ========
Basic earnings per share.................................... $   0.79  $   0.89
                                                             ========  ========
Basic average shares outstanding (in 000's).................  503,306   484,964
                                                             ========  ========
Diluted earnings per share.................................. $   0.78  $   0.89
                                                             ========  ========
Diluted average shares outstanding (in 000's)...............  508,121   489,113
                                                             ========  ========
Dividends per share......................................... $  0.535  $  0.535
                                                             ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                 U S WEST, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                     December 31,    March 31,
                                                    --------------- -----------
                                                     1998    1997      1999
                                                    ------- ------- -----------
                                                                    (unaudited)
                                                       (Dollars in Millions,
                                                     except per Share Amounts)
ASSETS
Current assets:
  Cash and cash equivalents........................ $    49 $    27   $    36
  Accounts receivable less allowance for
   uncollectibles of $70, $69 and $72,
   respectively....................................   1,743   1,717     1,700
  Inventories and supplies.........................     197     150       236
  Deferred directory costs.........................     274     257       276
  Deferred tax assets..............................     151     271       161
  Prepaid and other................................      78      82       127
                                                    ------- -------   -------
Total current assets...............................   2,492   2,504     2,536
                                                    ------- -------   -------
Property, plant and equipment--net.................  14,908  14,308    15,098
Other assets--net..................................   1,007     855     1,075
                                                    ------- -------   -------
Total assets....................................... $18,407 $17,667   $18,709
                                                    ------- -------   -------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt.................................. $ 1,277 $   695   $ 1,393
  Accounts payable.................................   1,347   1,377     1,326
  Accrued expenses.................................   1,702   1,791     1,753
  Advance billings and customer deposits...........     370     336       377
                                                    ------- -------   -------
Total current liabilities..........................   4,696   4,199     4,849
                                                    ------- -------   -------
Long-term debt.....................................   8,642   5,020     8,642
Postretirement and other postemployment benefit
 obligations.......................................   2,643   2,534     2,632
Deferred income taxes..............................     786     791       811
Unamortized investment tax credits.................     159     168       159
Deferred credits and other.........................     726     588       696

Commitments and Contingencies
Shareholders' equity:
  Preferred stock--$1.00 par value, 190,000,000
   shares authorized, none issued and outstanding..     --      --        --
  Series A junior preferred stock--$1.00 par value,
   10,000,000 shares authorized, none issued and
   outstanding.....................................     --      --        --
  Common stock--$0.01 par value, 2,000,000,000
   shares authorized, 503,207,058, 484,522,015 and
   503,797,638 issued, 502,903,055, 484,515,415 and
   503,493,635 outstanding.........................     532     --        553
  Retained earnings................................     223     --        352
  Pre-separation equity............................     --    4,367       --
  Accumulated and other comprehensive income.......     --      --         15
                                                    ------- -------   -------
Total shareholders' equity.........................     755   4,367       920
                                                    ------- -------   -------
Total liabilities and shareholders' equity......... $18,407 $17,667   $18,709
                                                    ======= =======   =======

  The notes to the Selected Summary Consolidated Financial Statements set forth in the Offeror's annual report to shareholders on Form 10-K/A are an integral part of the consolidated financial statements.

  Except as described in this Offer to Purchase, neither the Offeror, nor to the best knowledge of the Offeror, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies. Except as described in this Offer to Purchase, the Offeror, nor to the best knowledge of the Offeror, none of the persons listed on Schedule I hereto, has had since the formation of the Company any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchaser, there have been no contracts, negotiations or transactions between the Offeror nor, to the best knowledge of the Offeror, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

  10. Source and Amount of Funds. The total funds required by the Offeror to purchase 39,259,305 Shares pursuant to the Offer and to pay related fees and expenses will be approximately $2.5 billion. These funds will be obtained by the Offeror from working capital and/or borrowings. A portion of the borrowings will be obtained under the Offeror's ongoing Section 4(2) Commercial Paper Program (the "Program"). Under the Program, U S WEST Capital Funding, Inc., a Colorado corporation and a wholly-owned subsidiary of the Offeror ("Capital Funding"), issues commercial paper which is unconditionally guaranteed by the Offeror. Capital Funding and the Offeror maintain unsecured bank borrowing facilities sufficient to support the outstanding commercial paper. The Offeror recently increased the borrowing capacity under the Program to accommodate the purchase of the Common Stock pursuant to the Offer. The commercial paper issued under the Program has a maturity of up to 270 days and will be rated by Standard & Poor's Rating Service, Moody's Investors Service, Inc. and Duff & Phelps. The commercial paper ranks pari passu with Capital Funding's other unsubordinated and unsecured indebtedness. The Offeror intends to refinance the commercial paper indebtedness relating to the purchase through additional private placements, public offerings and/or third party financings.

  The Offeror is in discussions with various lending sources relating to additional financing for the Offer and is considering, among other alternatives, entering into financing arrangements with banks and/or other financial institutions and/or completing a private placement of securities under Rule 144A of the Securities Act.

  11. Background of the Offer; Past Contacts with the Company.

  On October 25, 1997, the Board of Directors of the former parent of the Offeror ("Old U S WEST") adopted a proposal to separate Old U S WEST into two independent companies (the "Separation"). The Separation became effective on June 12, 1998. Subsequent to the Separation, the Offeror commenced a comprehensive review of its strategic position and objectives in light of changes in the competitive marketplace as evidenced by recent significant consolidations and mergers in the telecommunications industry, swiftly advancing technology and changes in the regulatory landscape.

  From September 30 through October 2, 1998, the Board of Directors of the Offeror held a strategy session during which it reviewed the changes in the competitive marketplace, technology, regulation and customer demands. With this background it considered various strategic alternatives. These alternatives included potential relationships and alliances with other entities.

  Following this session, during the Fall of 1998, senior management of the Company and the Offeror met on various occasions to discuss a potential transaction involving the Company and the Offeror's data business. These discussions ended in January, 1999.

  On February 4 and 5, 1999, in the context of the discussion of a potential opportunity, the Board of Directors of the Offeror had lengthy discussions regarding the various strategies the Offeror could pursue.

  Through February and into April, 1999, senior management of the Company and the Offeror had further discussions about ways of combining the Company and the data business of the Offeror.

  At a regular meeting of the Board of Directors of the Offeror held on April 4, 1999, the Board reviewed the strategic objectives of the Offeror and requested that Solomon D. Trujillo, the Chief Executive Officer of the Offeror, together with senior management of the Offeror, further investigate possible long-term strategic alternatives and options for the Offeror including the possibility of a business combination transaction involving the Company. Analysis of possible strategies to either acquire or build the technology necessary to advance the Offeror into the forefront of the rapidly expanding data and telecommunication industry was undertaken. The Offeror considered a number of potential acquisition candidates with a variety of technologies that would enhance the Offeror's products or services.

  Thereafter, the Offeror had preliminary discussions with a number of significant potential partners that could strategically fit with the Offeror's goals of becoming a global leader in the data/communications race. The Offeror retained Merrill Lynch to advise it with respect to a possible transaction.

  On April 22, 1999, Mr. Trujillo and Gary Winnick, Co-Chairman of the Board of Directors of the Company, met in Beverly Hills, California for the purpose of discussing industry-related matters. At such meeting, Messrs. Trujillo and Winnick discussed the possibility of a business combination or a joint venture between the Offeror and the Company. At the end of the meeting, Messrs. Trujillo and Winnick agreed to meet again and direct their respective senior managements to pursue further the possibility of a business combination between the Offeror and the Company. Shortly following these meetings, in light of the pending merger transaction with Frontier Corporation ("Frontier"), Mr. Winnick preliminarily advised senior management of Frontier of his discussions with the Offeror.

  Subsequent thereto, senior management of the Offeror and representatives of Merrill Lynch had several meetings with senior management of the Company and its financial advisor, Salomon Smith Barney, Inc., to discuss the feasibility and advisability of a business alliance or combination between the Offeror and the Company, including tours of various facilities.

  On May 3, 1999, the Offeror and the Company executed a mutual confidentiality agreement and agreed to exchange non-public information.

  During the first two weeks of May, senior managements of the Company and the Offeror and their respective financial and legal advisors met to discuss a possible structure for a business combination between the Offeror and the Company and agreed that any business combination transaction between the Company and the Offeror would include the Offer.

  On May 11, 1999, at a regular meeting of the Board of Directors of the Offeror, senior management of the Offeror and the Offeror's financial and legal advisors reviewed with the Board of Directors of the Offeror possible long-term strategic alternatives for the Offeror and the status of the discussions between the Offeror and the Company. The Board of Directors of the Offeror then authorized senior management of the Offeror to continue discussions with the Company.

  Senior management of the Offeror and the Company and their respective legal and financial advisors continued to meet to negotiate the terms of a possible business combination including the terms of the Offer and commenced negotiations for the Mergers and the Offer.

  On May 16, 1999, the Board of Directors of the Offeror met for the purpose of considering the terms and conditions of the Merger Agreement, the Mergers, the Offer and the related transactions and agreements. The

Offeror's financial and legal advisors were present at such meeting. The Board of Directors of the Offeror was advised that another company that had become aware of the possible combination with the Company and requested that the Offeror delay negotiations while it continued to consider making an alternative proposal. However, the third party indicated that it was unwilling to make an offer at that time. Throughout the day and evening, management encouraged the third party to make a firm and specific proposal that could be considered. No proposal was received and the Offeror was informed that no proposal was imminent. At the Board of Directors meeting, senior management of the Offeror and representatives of the Offeror's legal and financial advisors reviewed with the Board of Directors the terms and conditions of the Merger Agreement, the Mergers, the Offer and the related transactions. Merrill Lynch addressed certain financial aspects of the Mergers. Counsel reviewed legal considerations to be considered by the Board of Directors of the Offeror in approving the Merger and the Offer. Extensive discussion followed relating to the financial and legal aspects of the transaction as well as the status of the conversations with the third party. After discussion, the Board of Directors of the Offeror unanimously approved the Merger, the Offer, the Merger Agreement and the related transactions and agreements and agreed to reconvene later that evening to authorize management to execute and deliver the Merger Agreement and the related agreements.

  Following the meeting of the Board of Directors of the Offeror, the Board of Directors of the Company met to consider, among other things, the terms and conditions of the Merger Agreement, the Mergers, the Offer and the related transactions and agreements. The Company's financial and legal advisors attended the meeting. Senior management of the Company and representatives of the Company's legal and financial advisors reviewed with the Board of Directors of the Company the terms and conditions of the Merger Agreement, the Mergers, the Offer and the related transactions. Counsel to the Company reviewed legal considerations to be considered by the Board of Directors of the Company in approving the Merger and the Offer. Extensive discussion followed relating to the financial and legal aspects of the transaction. After discussion, the Board of Directors of the Company unanimously approved the Merger, the Offer, the Merger Agreement and the related transactions and agreements. Senior management of the Company was authorized to execute and deliver the Merger Agreement.

  At approximately 10:30 p.m., the Board of Directors of the Offeror reconvened and, after being advised that no proposal from the third party was imminent and that the Company would not defer entering into the Merger Agreement, authorized senior management of the Offeror to execute and deliver the Merger Agreement and commence the Offer.

  Prior to the opening of business on May 17, 1999, each of the Offeror and the Company executed and delivered the Merger Agreement and the related documents.

  12. Purpose of the Offer; Plans for the Company.

  The purpose of the Offer is to facilitate the terms and conditions and the transactions contemplated by the Merger Agreement. See Section 13. Except as contemplated by the Merger Agreement, as more fully described in Section 13, the Offeror does not have any present intentions or plans with respect to the Company.

  13. The Tender Offer and Purchase Agreement and Related Agreements.

                      TENDER OFFER AND PURCHASE AGREEMENT

General

  The Agreement provides that U S WEST will commence this offer. Because the description of the tender offer agreement contained in this document is a summary, it does not contain all the information that may be important to you. A copy of the Agreement is filed as Exhibit (c)(2) to the Schedule 14D-1 filed by U S WEST with the Securities and Exchange Commission on May 21, 1999.

The Offer

  Subject to the satisfaction of certain conditions (see "--Offer Conditions"), and unless the parties agree to exercise their respective termination rights (see "--Termination"), U S WEST or one of its direct or indirect wholly-owned subsidiaries will commence an offer to purchase for cash up to 39,259,305 shares of Global common stock at a price of $62.75 per share net to the seller in cash. The number of shares of Global common stock subject to the tender offer will be adjusted for any change or distribution in respect of Global's common stock by reason of a stock split, combination, reclassification, stock dividend, or any similar event, so as to provide U S WEST and the tendering shareholders the economic benefits provided under the Agreement. If, at the expiration of the tender offer, more than 39,259,305 Shares of common stock have been tendered and not withdrawn, U S WEST will purchase such shares on a pro rata basis, based on the number of shares tendered by each Global shareholder, with appropriate adjustment to avoid purchase of fractional shares. U S WEST and Global agree to cooperate to make necessary adjustments to the proration mechanism to allow holders of exercisable options to purchase Global common stock (issued by the Company) to tender shares issuable upon exercise of such options without exercising such options until such time as it is determined that such shares will be purchased by U S WEST pursuant to the tender offer.

  U S WEST will pay for tendered shares of Global common stock as soon as it is permitted to do so under applicable law. U S WEST's obligation to pay for tendered shares of Global common stock is subject only to certain conditions (see "--Offer Conditions"). U S WEST reserves the right to waive any tender offer condition and make any other changes in the terms of the tender offer. However, unless U S WEST receives the written approval of Global, it may not:

      a. decrease the price offered per share of Global common stock;

      b. change the form of consideration payable in the tender offer;

      c. increase or reduce the maximum number of shares of Global common stock to be purchased in the tender offer;

      d. amend or impose additional tender offer conditions; or

      e. make other changes adverse to Global or its shareholders or which may delay the consummation of the tender offer.

  Offering Period. The tender offer will remain open for an initial period of twenty business days after its commencement. Unless the Agreement has been terminated, U S WEST will extend the tender offer from time to time if, at the then-scheduled expiration date, all the tender offer conditions (see --"Offer Conditions") have not been satisfied or waived. Unless Global consents in writing, each extension will not exceed ten business days. However, if U S WEST and Global reasonably believe fewer than ten business days are necessary to satisfy the tender offer conditions, then the extension will not exceed such fewer number of days. Any extension will not be less than the minimum number of days required by the Exchange Act or any applicable law.

  Securities and Exchange Commission filings. As soon as reasonably practicable on the date the tender offer is commenced, U S WEST will file a tender offer statement on Schedule 14D-1 with the Securities and Exchange Commission. The Schedule 14D-1 will contain an "Offer to Purchase" and forms of the related letter of transmittal, in compliance with the rules under the Exchange Act. U S WEST agrees to give Global and its counsel an opportunity to review the Schedule 14D-1 before it is filed with the Securities and Exchange Commission. U S WEST and Global agree to promptly correct any information they provide which becomes false or misleading in any material respect. U S WEST agrees to cause any corrected Schedule 14D-1 to be filed with the Securities and Exchange Commission and to disseminate to Global common shareholders the corrected "Offer to Purchase" and forms of the related letter of transmittal, to the extent required by federal securities laws. As soon as U S WEST receives any comments from the Securities and Exchange Commission, U S WEST will provide Global with a copy of such comments.

  Contemporaneously with the commencement of the tender offer, Global will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 containing Global's board of directors' recommendation that shareholders accept the offer and tender their shares of common stock. Global will also promptly mail the Schedule 14D-9 to its shareholders. The Schedule 14D-9 and all amendments thereto will comply in all material respect with the rules of the Exchange Act. Global and U S WEST agree to promptly correct any information they provide which becomes false or misleading in any material respect. Global agrees to cause any corrected Schedule 14D-9 to be filed with the Securities and Exchange Commission, and disseminated to its common shareholders, to the extent required by federal securities laws.

  Global Action. In connection with the tender offer, Global will promptly furnish U S WEST with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of shares of Global Common Stock. Global will furnish U S WEST with such additional information and assistance as Global or its agents may reasonably require to communicate the tender offer to the record and beneficial holders of shares of Global Common Stock. U S WEST will use such information only in connection with the tender offer. U S WEST will deliver to Global all copies of such information in its possession if the Agreement is terminated.

Representations and Warranties by Global

  The Agreement contains representations and warranties, subject to qualifications, made by Global to U S WEST as to, among other things:

  .  its due organization, valid existence and good standing;

  . corporate authorization to enter into the Agreement, to perform its obligations under the Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Agreement against Global;

  . absence of conflicts of the Agreement with its organizational documents, any law or regulation and any agreement to which it is party (including the registration rights agreement, dated as of August 12, 1998); and

  . consents and filings needed in connection with the execution and delivery by Global of the Agreement.

Representations and Warranties by U S WEST

  The Tender Offer and Purchase Agreement contains representations and warranties, subject to qualifications, made by U S WEST to Global as to, among other things:

  .  its due organization, valid existence and good standing;

  . corporate authorization to enter into the Agreement, to perform its obligations under the Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Agreement against U S WEST;

  . absence of conflicts of the Agreement with its organizational documents, any law or regulation and any agreement to which it is party;

  . consents and filings needed in connection with the execution and delivery by U S WEST of the Agreement;

  . compliance with state and federal securities laws regarding unregistered shares of Global common stock; and

  .  necessary financing.

Additional Agreements

  Registration Rights. U S WEST will have the right to exercise certain registration rights as provided in the registration rights agreement as if U S WEST were a party thereto. Global entered an agreement, dated as of May 16, 1999, with the shareholders who are parties to the registration rights agreement granting U S WEST such registration rights. U S WEST cannot exercise any of these registration rights until the later of (i) the termination of the Frontier Merger Agreement (as defined below) (or consummation of the transactions pursuant thereto) and
(ii) the termination of the Merger Agreement.

  Board Representation. After the merger agreement is terminated and as long as U S WEST beneficially owns more than 5% of Global's outstanding shares of Common Stock (for purposes hereof, if U S WEST's ownership of Global Common Stock is reduced to less than 5% because of issuances by Global of Global Common Stock, U S WEST will be deemed to beneficially own 5% until it transfers shares of Global Common Stock), Global agrees to use its best efforts to cause one individual designated by U S WEST to be nominated to serve on its board of directors. Global agrees to solicit proxies for such individual to the same extent as for other members of its slate of nominees. After U S WEST no longer beneficially owns 5% of Global Common Stock, at the request of Global, U S WEST will cause any U S WEST designee to resign.

  Hart-Scott-Rodino Act. U S WEST and Global agree to make all filings and submissions required by the Hart-Scott-Rodino Act (with respect to the tender offer). U S WEST and Global will provide to each other any assistance, information, or documents necessary to comply with the Hart-Scott-Rodino Act. U S WEST and Global will provide each other copies of all correspondence each has with any governmental authority in connection with the Agreement.

  Public Announcements. U S WEST and Global agree not to issue any press release or public statement without prior approval, unless required by law.

  Legend. Following consummation of the tender offer, the parties agree to cooperate to legend the Global common stock certificates purchased pursuant to the tender offer to refer to the applicable restrictions on the transfer of such certificate under the voting agreement, the standstill agreement, the Agreement and applicable law.

Termination

  The Tender Offer and Purchase Agreement provides that prior to the closing of the tender offer, the agreement may be terminated:

  .  by mutual written consent of U S WEST and Global; or

  . by U S WEST or Global on or after May 16, 2000, but only if the merger agreement has previously been terminated; or

  . by U S WEST at any time after the termination of the merger agreement pursuant to Section 9.1(d)(ii)(A) or 9.1(e) of the merger agreement (see "--The Merger Agreement") or by Global pursuant to Section 9(h)(i) of the merger agreement; or

  . by Global at any time beginning on the first business day prior to the mailing of the proxy statement in connection with the Agreement and Plan of Merger, dated as of March 16, 1999 among Global, GCF Acquisition Corp. and Frontier (the "Frontier Merger Agreement"); or

  . by U S WEST at any time beginning on the first business day following the termination of the Frontier Merger Agreement in accordance with its terms.

  If the Agreement is terminated, U S WEST will promptly terminate the tender offer without accepting any shares of Global Common Stock for payment.

Amendment

  U S WEST and Global may amend the Agreement at any time by a writing signed by both parties.

Offer Conditions

  U S WEST will not accept or pay for any shares tendered, if prior to the termination of the tender offer the Hart-Scott Rodino Act waiting period is not expired or the tender offer has been terminated. U S WEST will not be required to accept or pay for any shares tendered, and may amend or terminate the tender offer if, prior to the expiration of the tender offer, any order or injunction is entered or any other action taken which makes illegal or prohibits payment for shares of Global Common Stock pursuant to the tender offer.

  The above tender offer conditions may be asserted by U S WEST regardless of the circumstances (subject to the other terms of the Agreement). U S WEST may waive any of the above conditions only after giving five business days' notice to Global.

                          TENDER AND VOTING AGREEMENT

General

  The tender and voting agreement establishes certain rights and obligations of the signatory shareholders of the Company in connection with the tender offer by U S WEST for Shares and the Merger. Because the description of the tender and voting agreement contained in this document is a summary, it does not contain all the information that may be important to you. A copy of the tender and voting agreement is attached as Exhibit (c)(5) to the Schedule 14D-1 filed by U S WEST with the Securities and Exchange Commission on May 21, 1999.

Agreement to Tender Shares

  Each shareholder who is a party to the tender and voting agreement agrees to tender and not to withdraw at least 12.3045% of the total number of Shares owned by such shareholder.

Agreement to Vote Shares

  Each shareholder who is a party to the tender and voting agreement agrees to:

  . be present, in person or by proxy, at all Global shareholders meetings, so that all Shares then held by such shareholder and entitled to vote may be counted; and

  . vote, or deliver a written consent covering, all the Shares then held by such shareholder to approve the merger and against any action which would reasonably be expected to result in a failure of the conditions to the Merger to occur.

Waiver of Appraisal Rights

  To the extent permitted by law, each shareholder who is a party to the tender and voting agreement agrees to waive any appraisal, dissenters' or similar rights that such shareholder may have under Bermuda law with respect to the merger.

Restriction on Transfer--Global Merger

  Until the Merger is consummated or the Merger Agreement is terminated, the shareholders who are a party to the Tender and Voting Agreement agree not to transfer Shares representing 15% of the issued and outstanding shares of Global Common Stock to any single person or group unless such recipient agrees to comply with the voting requirements of the tender and voting agreement.

Restriction on Transfer--Frontier Merger

  Until Global's merger with Frontier is consummated or the Frontier Merger Agreement is terminated, each shareholder who is a party to the tender and voting agreement (other than certain shareholders identified on Exhibit A to the tender and voting agreement) agrees not to transfer the shares without Global's consent. The certain shareholders of Global identified as Exhibit A to the tender and voting agreement have entered into a separate transfer agreement with Global pursuant to which each such shareholder has agreed not to transfer their shares until the Frontier merger is consummated or terminated without Global's consent, which consent is not to be unreasonably withheld. A copy of such transfer agreement is attached as Exhibit (c)(8) to the Schedule 14D-1 filed by U S WEST with the Securities and Exchange Commission on May 21, 1999.

Representations and Warranties of Shareholders

  Each shareholder who is a party to the tender and voting agreement represents and warrants, among other things:

  . if a corporation, that it is duly incorporated and validly existing and has the authority and power to enter the tender and voting agreement;

  . valid execution and due authorization of the tender and voting agreement and absence of any violation with the shareholder's charter documents;

  . the agreement is binding and enforceable against each signing shareholder;

  . each shareholder is the owner of the shares listed beside its name on Exhibit A to the tender and voting agreement; and

  .  absence of material litigation.

Termination

  The obligations of the shareholders who are party to the tender and voting agreement under the tender and voting agreement terminate upon the first to occur of the consummation of the Global Merger, the termination of the Merger Agreement, the approval of the Global Merger and the Merger Agreement have been approved by the requisite vote of the shareholders of the Company and the Offeror or the termination of the Agreement without the purchase of shares of Global Common Stock.

                           THE STANDSTILL AGREEMENT

General

  The standstill agreement establishes certain arrangements between U S WEST and Global with respect to U S WEST's ownership of Global Common Stock. Because the description of the standstill agreement contained in this document is a summary, it does not contain all the information that may be important to you. A copy of the standstill agreement is filed as Exhibit (c)(4) to the
Schedule 14D-1 filed by U S WEST with the Securities and Exchange Commission on May 21, 1999.

Covenants with Respect to Global Voting Securities

  Acquisition of Global Common Stock. U S WEST and its affiliates (other than Global) agree not to acquire any Global Common Stock during the standstill period, except pursuant to the Agreement. However, U S WEST and its affiliates may buy Global Common Stock directly from Global. The standstill period began on May 16, 1999 and continues until the earlier of May 16, 2009 or the effective time (as defined in the Merger Agreement (see description of merger agreement)). However, the standstill period will expire May 16, 2004 if the Merger Agreement is terminated by Global or U S WEST pursuant to certain termination provisions of the Merger Agreement.

  Disposition of Global Common Stock. Until the later of the termination or consummation of the merger agreement and the termination or consummation of the Frontier Merger Agreement (as defined in the voting agreement (see description of voting agreement), U S WEST and its affiliates will not sell, transfer, pledge or otherwise dispose of any beneficial interest in any Global common stock. During the standstill period, U S WEST and its affiliates will not sell or otherwise dispose of any Global common stock if U S WEST knows that such transaction will result in any person or group controlling more than 5% of the voting power of Global, unless such transferee would own between 5% and 9.5% of Global voting securities and agrees in writing to be bound by this standstill agreement. However, U S WEST may sell Global voting securities under the following circumstances: (i) to its affiliates that agree to be bound by the provisions of the standstill agreement; (ii) pursuant to a tender or exchange offer for Global voting securities which is not opposed by Global's board of directors; (iii) in a business combination; or (iv) as provided by the registration rights given U S WEST in the Agreement (see description of Tender Offer and Purchase Agreement). U S WEST agrees not to transfer all or a substantial part of any affiliate's or subsidiary's capital stock which purchases Global common stock pursuant to the tender offer, without first acquiring such Global Stock from its subsidiary or affiliate.

  Proxy Solicitations/Voting. During the standstill period, U S WEST and its affiliates will not solicit proxies or participate in a proxy solicitation in opposition to Global's board of directors' recommendation or proposal.
U S WEST will not submit a proposal or induce any person to do so or influence any person with respect to Global common stock without a formal resolution adopted by Global's board approving such action. At any meeting or consent solicitation to elect the Global board of directors, U S WEST and its affiliates will vote all of their shares in favor of the individuals recommended for election by the Global board of directors.

  No Voting Trusts, Pooling Agreements or Formation of Groups. Except as contemplated by the voting agreement, during the standstill period, U S WEST and its affiliates will not participate in a pooling agreement, syndicate, voting trust or other group for the purpose of acquiring, holding, voting or disposing of Global common stock.

  Limitation on Various Other Actions. During the standstill period, U S WEST and its affiliates will not, among other things, take any of the following actions:

  .  seek to effect a change in control or reorganization of Global;

  . seek to effect any influence over Global's management, directors, or policies;

  . assist anyone in circumventing the provisions of the standstill agreement;

  . present any proposal, or encourage any person to make such a proposal, expected to result in any of the above-mentioned actions or result in U S WEST increasing its Global common stock in violation of the standstill agreement;

  . publicly suggest its willingness to engage in any of the above-mentioned actions; or

  . request a waiver or amendment of any of the covenants with respect to Global common stock.

Representations

  During standstill period and if requested by Global, U S WEST will be present at all meetings of shareholders at which Global board members are to be elected.

                               VOTING AGREEMENT

General

  The voting agreement establishes, among other things, how U S WEST will vote its shares of Global common stock. Because the description of the voting agreement contained in this document is a summary, it does not contain all the information that may be important to you. A copy of the voting agreement is filed as Exhibit (c)(3) to the 14D-1 filed by U S WEST with the Securities and Exchange Commission on May 21, 1999.

Agreement to Vote Shares

  The voting agreement provides that at every Global shareholder meeting and on every action taken by written consent, U S WEST agrees to vote its shares in favor of the following:

  . the Merger (See "--The Merger Agreement") and any action required in furtherance thereof; and

  . the Frontier Merger Agreement and any action required in furtherance thereof.

  The voting agreement also provides that at every Global shareholder meeting and on every action taken by written consent, unless otherwise agreed to by Global, U S WEST agrees to vote its shares against the following:

  . any action which would reasonably be expected to result in a failure to satisfy the conditions to the consummation of the merger agreement.

Representations and Warranties of U S WEST

  The voting agreement contains representations and warranties, subject to qualifications, made by U S WEST to Global as to, among other things:

  .  its current ownership of no shares of Global Common Stock;

  . its sole power to vote, dispose of, convert, or demand appraisal rights with respect to shares of Global Common Stock it acquires;

  . corporate authorization to enter into the voting agreement, to consummate the transactions contemplated thereby, and the enforceability of the voting agreement against U S WEST;

  . absence of conflicts with its organizational documents, any law or regulation and any agreement to which it is a party;

  .  consents and filings required in connection with the voting agreement;
     and

  .  absence of liens on U S WEST's shares of Global Common Stock.

Representations and Warranties of Global

  The voting agreement contains representations and warranties, subject to qualifications, made by Global to U S WEST as to, among other things:

  . corporate authorization to enter into the voting agreement, to consummate the transactions contemplated thereby, and the enforceability of the voting agreement against Global;

  . absence of conflicts with its organizational documents, any law or regulation and any agreement to which it is a party; and

  .  consents and filings required in connection with the voting agreement.

Covenants of U S WEST

  Restriction on Transfer, Proxies and Noninterference. The voting agreement contains certain covenants whereby U S WEST agrees not to:

  . offer, sell, or otherwise dispose of, or enter into an arrangement to offer, sell or otherwise dispose of, any shares of Global Common Stock;

  .  grant proxies or powers of attorney with respect to such shares;

  . deposit such shares into a voting trust or enter into a voting agreement with respect to such shares.

  U S WEST further agrees not to take any action that would make any of its representations and warranties contained in the voting agreement (see "-- Representations and Warranties" of U S WEST) untrue or which would prevent U S WEST from performing its obligations under the voting agreement. U S WEST agrees to use its reasonable efforts to consummate the transactions contemplated by the merger agreement and the voting agreement.

Termination

  The voting agreement terminates upon the later of:

  . the earlier of (a) the consummation of the merger and (b) the termination of the merger agreement pursuant to its terms; and

  . the earlier of (a) the consummation of the Frontier merger and (b) the termination of the Frontier merger agreement pursuant to its terms.

  Upon termination, the voting agreement will become void and there will be no liability on any party or any of its directors, officers, partners, shareholders, employees, agents, advisors, representatives and affiliates in connection with the voting agreement or the transactions contemplated thereby. However, parties remain liable for their breach of the voting agreement. The voting agreement provides that it does not limit or modify the rights, obligations or liabilities of any person under any other contract, including the merger agreement.

                             THE MERGER AGREEMENT

General

  The merger agreement provides that U S WEST and Global will form a corporation under Delaware law that, after the merger becomes effective, will be the Parent corporation. Parent will be equally owned by U S WEST and Global. Parent will issue two classes of common stock. One class, the Parent Class A Common Stock, will reflect the local service provider business of Parent. The other class, the Parent Class B Common Stock will reflect the global service provider business of Parent. Promptly after the formation of Parent, U S WEST and Global will cause Parent to form two wholly owned subsidiaries. At the effective time of the merger, U S WEST Merger Sub will be merged into U S WEST and U S WEST will be the surviving company and Global Merger Sub will merge into Global and Global will be the surviving company. This section of the document describes material provisions of the merger agreement. Because the description of the merger agreement contained in this document is a summary, it does not contain all the information that may be important to you. A copy of the Merger Agreement is filed as Exhibit (c)(1) to the Schedule 14D-1 filed by U S WEST with the Securities and Exchange Commission on May 21, 1999.

General Information Regarding the Mergers

  Closing of the Mergers. The mergers will close as soon as practicable upon the fulfillment or waiver of all closing conditions. The mergers are expected to close shortly after the approval of the shareholders of U S WEST and Global, respectively.

  Effective Time of the Mergers. At the closing of the mergers, the parties to the merger agreement will file a certificate of merger with the Delaware Secretary of State and an application for a certificate of amalgamation with the Bermuda Registrar of Companies. The mergers will become effective at the time specified in the certificate of merger and the certificate of amalgamation referenced in the preceding sentence.

  Operation of Parent Following the Mergers. In addition to containing the terms of Parent Class A Common Stock and Parent Class B Common Stock (as described elsewhere in this Offer to Purchase), the certificate of incorporation of Parent will contain such other provisions as are customary for public companies, including a classified board of directors. In addition, the parties have agreed that Parent will also adopt an appropriate shareholder rights plan.

  Parent's board of directors will have twenty-two members, ten of whom will be designated by U S WEST, ten of whom will be designated by Global and two of who will be designated by U S WEST (and be reasonably satisfactory to Global) and will not be affiliated with either U S WEST or Global.

  The merger agreement also provides that Mr. Trujillo and Robert Annunziata, currently the Chief Executive Officer of U S WEST, will serve as Co-Chairmen and Co-Chief Executive Officers of Parent following the Closing.

  Alternative Structure. U S WEST and Global agree to use their best efforts to restructure the mergers to qualify as tax-free, if Global's acquisition of Frontier is consummated pursuant to Section of 1.10 of the Frontier Merger Agreement.

  Location and Corporate Identity of Parent. At the effective time, the Parent's headquarters will be located in New York City and Parent's corporate name will be "Global Crossing, Inc."

Conversion

  Common Stock. At the time the merger becomes effective, each share of Global Common Stock and each share of U S WEST Common Stock (excluding treasury shares and shares of Global Common Stock owned by

U S WEST and shares of U S WEST Common Stock owned by Global) shall be converted into shares of Parent Class A Common Stock and shares of Parent Class B Common Stock according to the conversion and election procedures below.

  Options, Warrants and Other Rights. Each option, warrant and other right to purchase or otherwise acquire Global Common Stock or U S WEST Common Stock (excluding any such options, warrants or other rights owned by U S WEST or Global) shall be converted into options, warrants or rights to purchase or otherwise acquire Parent Class A Common Stock and Parent Class B Common Stock according to the conversion and election procedures below. The exercise price of the new options, warrant or rights will be adjusted in proportion to the Class B to Class A Value Ratio (as defined below).

  Conversion Ratio. Each holder of Global Common Stock or options, warrants, or rights to purchase or otherwise acquire Global Common Stock (with the same exceptions as noted above) shall have the right to make a number of elections for Parent Class A Common Stock and Parent Class B Common Stock equal to the sum of the number of shares of Global Common Stock held by the holder at the effective time of the merger and the number of shares of Global Common Stock issuable upon exercise of options, warrants or rights held by the holder at the effective time (with the same exceptions as noted above) could be exchanged if exercised. Each holder of U S WEST Common Stock or options, rights or warrants to purchase or otherwise acquire U S WEST Common Stock (with the same exceptions as noted above) shall have the right to make a number of elections between Parent Class A Common Stock and Parent Class B Common Stock equal to the sum of the shares of U S WEST Common Stock held by the holder at the effective time of the merger and the number of shares of U S WEST Common Stock issuable upon exercise of options, warrants or rights held by the holder at the effective time of the merger (with the same exceptions as noted above) multiplied by the conversion ratio. The conversion ratio is determined by dividing the total number of shares of Global Common Stock outstanding on the date of the Merger Agreement (on a fully diluted basis, using the treasury method of calculation) less 39,259,305, divided by the total number of shares of U S WEST Common Stock outstanding on the date of the Merger Agreement (on a fully diluted basis, using the treasury method of calculation). For the purpose of calculating the conversion ratio above, the number of outstanding shares of Global Common Stock outstanding on the date of the Merger Agreement includes the number of shares of Global Common Stock to be issued in exchange for Frontier shares according to the terms of the Global/Frontier Merger Agreement.

  Election. Each election entitles the holder to make an election for Parent Class A Common Stock or Parent Class B Common Stock. For each election made for Parent Class B Common Stock, the holder shall be entitled to receive a number of shares of Parent Class B Common Stock equal to the sum of 1 plus the Class B to Class A Value Ratio (as defined below) divided by the Class B to Class A Value Ratio (as defined below) for each election made for. If Parent Class A Common Stock, the holder shall be entitled to receive a number of shares of Parent Class A Common Stock equal to the sum of 1 plus the Class A to Class B Value Ratio (as defined below) multiplied by the number of elections.

  Pro Rata Adjustment. The maximum aggregate number of shares of Parent Class A Common Stock or Parent Class B Common Stock that may be elected equal the maximum number of elections that can be made. If the holders of Global Common Stock and U S WEST Common Stock and the holders of options, warrants or rights to purchase Global Common Stock or U S WEST Common Stock elect, in the aggregate, a number of shares of Parent Class A Common Stock or Parent Class B common stock exceeding the applicable cap, the number of shares exceeding the cap will be reduced pro rata.

Election Procedures

  Not later than thirty days prior to the anticipated effective time of the merger or such other date as the parties may agree in writing, Global and U S WEST shall fix a record date for determining which of its shareholders and holders of options, warrants or rights to purchase common stock are entitled to make an election and will mail a form of election together with a letter of transmittal to such holders and each person who subsequently becomes a holder. The election will be made by delivering the form of election to the exchange agent mutually chosen by Global and U S WEST. Such election will be made in terms of the percentage (in increments of one percent (1%)) that such holder seeks of shares of Parent Class B Common Stock and/or shares of Parent Class A Common Stock. The form of election must be properly completed, signed and submitted to the exchange agent by 5:00 p.m. (New York City time) on the last business day prior to the effective time of the merger (or such other time and date as the Parties may agree) and accompanied by the following (other than in the case of holders of Global and U S WEST options, warrants and rights to acquire their respective common stock):

  . the certificates as to which the election is being made; or

  . an appropriate guarantee of delivery of such certificates from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States and such certificates are delivered to the exchange agent:

      (i) within three NYSE trading days after the date of execution of the guarantee of delivery, and

      (ii) with a properly completed and signed letter of transmittal.

  Failure to deliver certificates covered by a guarantee of delivery within three New York Stock Exchange trading days will invalidate the election. Parent will have the discretion, which it may delegate to the exchange agent, to determine in good faith whether forms of election have been properly completed and is under no obligation to notify any person of a defect. Any form of election may be changed or revoked prior to the election deadline, and if so revoked Parent or the exchange agent will return the certificates representing the shares of the Global or U S WEST common stock covered by such form of election to be promptly returned without charge. If a holder of Global or U S WEST common stock or holder of options, warrants or rights to purchase such common stock:

  . does not submit a form of election which is received by the exchange agent prior to the Election deadline (including a holder who submits and then revokes his or her form of election and does not resubmit a form election which is timely received by the exchange agent); or

  . submits a form of election without the corresponding certificates or guarantee; or

  . if the exchange agent cannot reasonably determine the election preference of such holder submitting a form of election then such holder shall be deemed to have elected shares of Parent Class B Common Stock and shares of Parent Class A Common Stock in the same proportion as the holders of Global Common Stock or U S WEST Common Stock, respectively, who actually made elections.

  Certificates surrendered for exchange by any affiliate of Global or U S WEST shall not be exchanged until Parent shall have received a signed agreement from such affiliate.

Exchange of Shares

  Exchange Agent. Prior to the merger, Global and U S WEST will choose an exchange agent to effect the exchange of certificates representing shares of U S WEST and Global common stock for certificates representing shares of Parent Class A Common Stock and Parent Class B Common Stock and cash to be paid in lieu of fractional shares. From time to time after the merger, Parent will deposit with the exchange agent certificates representing Parent Class A and Class B stock.

  Exchange of Shares. U S WEST and Global shareholders who surrender their stock certificates to the exchange agent, or to the Parent (if the exchange agent's appointment is terminated) will receive certificates representing the number of whole shares of Parent Class A Common Stock and Class B Common Stock to which the holders are entitled in accordance with the election procedure described above, with cash being paid in lieu of fractional shares. Holders of unexchanged U S WEST and Global stock certificates will not receive any dividends or other distributions made by Parent after the mergers until their stock certificates are surrendered. Upon surrender, however, the holders will receive all dividends and distributions made on the related Parent shares subsequent to the mergers, without interest, together with cash in lieu of fractional shares. If the exchange agent's appointment is terminated, holders will look solely to the Parent for payment of such dividends and distributions. No party will be liable to U S WEST or Global shareholders for any Parent shares or cash delivered to a public official pursuant to any abandoned property, escheat or similar laws.

  Fractional Shares. No fractional Parent Common Stock shares will be issued to holders of U S WEST or Global common stock. In lieu of fractional shares, each holder of fractional shares of Parent common stock will receive a cash payment.

Conditions to the Mergers

  Conditions to Each Party's Obligation to Effect the Mergers. The obligations of each party to effect the mergers are subject to the following conditions:

  .  the approval by the shareholders of Global and U S WEST of the mergers;

  . the approval by Parent shareholders of the issuance of Parent Class A Common Stock and Parent Class B Common Stock;

  . the absence of any order, injunction or other legal restraint making illegal or prohibiting the consummation of the mergers or creating an adverse effect on Global or U S WEST;

  . the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act;

  . the receipt of all material approvals or permits from any governmental authority necessary to consummate the mergers;

  . the Securities and Exchange Commission not having issued a stop order suspending the effectiveness of the registration statement and there not being pending or threatened any proceedings for such purpose;

  . the receipt of all required state securities or "blue sky" permits or approvals;

  . the approval for listing on the New York Stock Exchange or the Nasdaq National Market System of the Parent Class A Common Stock and Parent Class B Common Stock, subject to official notice of issuance;

  . the receipt by Global and U S WEST of all approvals or consents required under any agreement, except where it would not materially adversely affect Parent, U S WEST or Global;

  . the consummation of Global's acquisition of Frontier pursuant to the Frontier Merger Agreement; and

  . Global's filing of a notice of discontinuance, an application for the sanctioning of a "scheme of arrangement", or an application for a certificate of amalgamation, as the case may be, with the appropriate Bermuda authority.

  Additional Conditions to Obligations of Global. The obligations of Global to effect the mergers are further subject to the following additional conditions:

  . the representations and warranties of U S WEST set forth in the merger agreement being true and correct in all material respects on May 16, 1999 and as of the closing date, or another date stated any representation or warranty, and an officer's certificate received by Global to such effect;

  . compliance by U S WEST in all material respects with its agreements and covenants under the merger agreement, and an officer's certificate received by Global to such effect;

  . the receipt by Global of a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP that the consummation of the transactions will for U.S. federal income tax purposes:

      a. constitute a tax-free exchange of shares of Global Common Stock for shares of Parent Common Stock; and

      b. be a non-recognition transaction for both Global and Parent

  . if the opinion of Cadwalader, Wickersham & Taft that the consummation of the transactions will be a non-recognition transaction as to U S WEST and Parent is not rendered to U S WEST, then Global will not be obligated to effect the mergers (even if U S WEST waives the condition) provided that Global has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP that there exists a substantial likelihood of a tax liability that would result in a material adverse effect on U S WEST or Parent, as the case may be.

  .  the receipt by Global of affiliate agreements from each affiliate of U S
     WEST;

  . U S WEST taking all actions necessary so that the Parent's board will have the agreed-upon composition as described under "Operation of Parent Following the Mergers."

  Additional Conditions to Obligations of U S WEST. The obligations of U S WEST to effect the merger are further subject to the following additional conditions:

  . the representations and warranties of Global set forth in the merger agreement being true and correct in all material respects on May 16, 1999 and as of the closing date, or another date stated in any representation or warranty, and an officer's certificate received by U S WEST to such effect;

  . compliance by Global in all material respects with its agreements and covenants under the merger agreement, and an officer's certificate received by U S WEST to such effect;

  . the receipt by U S WEST of a written opinion of Cadwalader, Wickersham & Taft that the consummation of the transactions will for U.S. federal income tax purposes:

      a. not cause the spin-off of U S WEST completed on June 12, 1998 to become taxable, including taxability pursuant to Section 355(e) of the Internal Revenue Code;

      b. constitute for U.S. federal income tax purposes a tax-free exchange of shares of U S WEST common stock for shares of Parent common stock; and

      c. be a non-recognition transaction as to U S WEST and Parent.

  . if the opinion of Skadden, Arps, Slate, Meagher & Flom LLP that the consummation of the transactions will be a non-recognition as to Global and Parent are not rendered, with respect to Global or Parent, then U S WEST shall not be obligated to effect the mergers, even if Global waives the condition, provided that U S WEST has received an opinion of Cadwalader, Wickersham & Taft, that there exists a substantial likelihood of a tax liability that would represent a material adverse effect to Global or Parent, as the case may be.

  . the receipt by U S WEST of affiliate agreements from each affiliate of Global;

  . Global taking all actions necessary so that the Parent's board will be comprised of twenty-two people, ten of which appointed by Global, ten of which appointed by U S WEST, and the remaining two shall be appointed by U S WEST, but shall be independent directors not affiliated with U S WEST; and

  . the Mergers being accounted for under the purchase method of accounting, with U S WEST as the acquiror.

Representations and Warranties

  In the merger agreement U S WEST and Global each make similar representations and warranties, which include, among other things:

  .  its organization and the organization of its significant subsidiaries;

  . effectiveness of its certificate of incorporation and bylaws, and the certificate and bylaws of its significant subsidiaries, and there being no violation of such certificates and bylaws;

  .  its capital structure;

  . corporate power and authorization to enter into the merger agreement and to consummate the merger and related transactions;

  . absence of conflict with its charter documents and receipt of all required consents and approvals;

  . all recent required reports having been filed with the SEC and the accuracy of those reports;

  .  absence of material adverse changes since December 31, 1998;

  .  the absence of material litigation;

  .  compliance with laws and permits;

  . accuracy of information supplied for use in the registration statement and joint proxy statement;

  .  employee benefit matters;

  .  labor matters;

  .  environmental matters;

  .  board approval;

  . approval by a majority of votes cast being the only shareholder vote required;

  .  the opinion of its financial advisor;

  .  brokers' and finders' fees;

  .  tax matters;

  .  intellectual property matters;

  .  insurance matters;

  .  its ownership of less than 10% of the other's outstanding shares;

  .  material contracts;

  .  necessary licenses;

  .  year 2000 readiness matters; and

  . no violation of, among other things, Section 104 of the Foreign Corrupt Practices Act or similar laws.

Conduct of U S WEST and Global prior to the Mergers

  Transition Planning. Global and U S WEST have agreed to establish a four-person committee (comprised equally of representatives) responsible for coordinating all transition planning and implementation relating to the mergers, including examining alternatives regarding the future organization and management of Global and U S WEST and the coordination of policies and strategies with respect to regulatory authorities.

  Operating Covenants. Prior to the mergers Global, U S WEST and their respective subsidiaries have agreed to conduct their operations in the ordinary course consistent with past practice, and will use their best efforts to preserve intact their business organization, keep available the services of their officers and employees and maintain advantageous relationships with persons having business relationships with them. Subject to some exceptions, including obtaining the written consent of the transition committee, the merger agreement places specific restrictions on the ability of Global and U S WEST and their respective subsidiaries to, among other things:

  . issue, sell, encumber or dispose of its capital stock or securities convertible into or exercisable for its capital stock (excluding employee benefit plans);

  . amend or propose to amend its certificate of incorporation, bylaws, or shareholder rights plan except as disclosed in the draft proxy statement of Global and Frontier to be filed in connection with the Frontier Merger Agreement;

  .  split, combine or reclassify its outstanding shares of common stock;

  . with respect to Global, declare or pay any dividend (U S WEST is permitted to pay dividends consistent with past practice);

  . redeem, purchase or acquire its capital stock, except in connection with its employee benefit plans;

  . acquire any corporation, partnership or business or increase any investment if the aggregate of such transactions exceeds $3 billion

  . except in the ordinary course of business, make certain capital expenditures;


  No Solicitation. Pursuant to the merger agreement and except as described below, Global and U S WEST agree that neither they nor their respective subsidiaries will, solicit, initiate, encourage (including by way of furnishing information) or knowingly facilitate any alternative transaction, as defined below, or participate in any discussions regarding any alternative transaction.

  Under the merger agreement, "alternative transaction" means, with respect to Global or U S WEST:

  . any acquisition by a third party of more than 20% of its outstanding shares pursuant to a tender offer, exchange offer or otherwise;

  . any merger or other business combination involving it or one of its subsidiaries, regardless of who the surviving corporation may be; or

  . any other transaction pursuant to which any third party acquires control of its assets or its subsidiaries' assets for consideration equal to 20% or more of the fair market value of its outstanding common stock.

  Notwithstanding the foregoing, the board of directors of Global or U S WEST, as the case may be, is permitted under the merger agreement to:

  . engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited alternative transaction proposal submitted to it prior to the date its shareholders adopt the merger agreement, if, among other things, prior to participating in discussions or furnishing information:

      a. it executes a confidentiality agreement with the third party in question containing terms at least as favorable to it as the one previously entered into between Global and U S WEST; and

      b. it determines that the alternative transaction proposal is a superior proposal (as defined in the merger agreement) and, after receiving the advice of outside Counsel, determines that failing to participate in discussions with the third party in question or to furnish information would result in a reasonable likelihood that it would breach its fiduciary duties to its shareholders.

  Global and U S WEST must also provide the other with contemporaneous notice of entering into any discussions or furnishing any information and prompt notice of the terms and conditions of any alternative transaction and the identity of the person making it.

  Global and U S WEST agree not to release any third party from any provision of any standstill agreement which could affect an alternative transaction and agree that either party will be entitled to enforce the other party's rights and remedies in connection with such agreements. Nothing shall prohibit either party (i) from taking and disclosing to its shareholders a position contemplated by Rule 14e-9 or Rule 14e-2(a) under the Exchange Act regarding the tender offer or (ii) from making any disclosure to its shareholders if, in the good faith judgment of such party's board of directors, after receipt of advice from outside counsel, failure to disclose would result in a possible breach of fiduciary duty.

  Other Covenants Regarding the Period Prior to the Mergers.

  . Global and U S WEST have agreed to consult regarding their disclosure and filings of financial statements prior to the merger; and

  . neither U S WEST nor Global has the right to control the other's operations prior to the merger.

  Covenants and Other Agreements. The merger agreement contains additional agreements relating to, among other things:

  . the preparation, filing, and distribution of the registration statement and the mailing of the joint proxy statement subject to the delivery of "comfort" letters from each company's independent accountants;

  .  mutual access to information;

  .  cooperation in the issuance of press releases relating to the merger;

  . cooperation regarding certain filings with governmental authorities and other agencies and organizations;

  . notification upon the occurrence or non-occurrence of an event that would:

    a. violate a representation, warranty, covenant or condition in the merger agreement or,

    b. have a material adverse effect on such party or require an amendment to the registration and joint proxy statement.

  .  cooperation to cause the merger to qualify as a tax free exchange;

  . each parties' best efforts to obtain blue sky permits for Parent Class A Common Stock and Parent Class B Common Stock prior to the merger; and

  . obtaining the prior written consent of the other party to engage in acquisitions prior to the merger in excess of $3 billion in the aggregate.

  Board Recommendation; Shareholders Meetings. Global and U S WEST have each agreed to convene a shareholders meeting as soon as practicable for the purpose of voting on the adoption of the merger agreement. Each company's board of directors may not withdraw or modify its recommendation in any manner adverse to the other company, unless:

  . it has concluded in good faith, on the advice of its outside financial advisors, that the proposal is a superior proposal.

  Affiliate Agreements. Each of Global and U S WEST have agreed to disclose to the other party all persons who may be deemed an affiliate of such party for purposes of Rule 145 under the Securities Act. Each of Global and U S WEST has further agreed to use its reasonable best efforts to deliver to the other party, a letter from each such affiliate in the form agreed to in the Merger Agreement.

  Listing of Shares. The parties agree to use their best efforts to cause the Parent Class A Common Stock and Parent Class B Common Stock shares to be listed on the New York Stock Exchange or Nasdaq.

  Directors' and Officers' Indemnification and Insurance. For a period of six years following the merger, U S WEST and Global agree:

  . not to modify the provisions in their respective charter documents regarding director and officer indemnification;

  . to maintain in effect their current director and officer liability insurance; and

  . to indemnify the directors of U S WEST and Global, respectively, as permitted by their charter documents and applicable law.

  Determination of Class B to Class A Value Ratio. At least sixty days prior to the anticipated effective time, U S WEST and Global will retain a nationally recognized investment bank as an appraiser to determine the "Class B to Class A Value Ratio", The Class B to Class A Value Ratio represents the appraiser's assessment of the relative value of Parent Class B Common Stock to Parent Class A Common Stock. In determining such valuations, the appraiser will employ methodologies and analyses consistent with those traditionally utilized by investment banking firms in performing public company valuations:


  Global/Frontier Merger. In connection with Frontier Merger, Global agrees to:

  . use its reasonable best efforts to close the transactions contemplated by the Frontier Merger Agreement;

  . not take any action which would materially adversely impact the timing of the closing of the transactions contemplated by the Frontier Merger Agreement;

  . not waive or amend any material economic provision of the Frontier Merger Agreement without the prior written approval of U S WEST (Global may increase the merger consideration without consent in the event an Acquisition Proposal (as defined in the Frontier Merger Agreement) is made to Frontier, but, if the increase is in cash, not in excess of $3 billion.

  Global's Cable & Wireless Acquisition. Global agrees, in connection with its acquisition of Cable & Wireless Global Marine, to use its reasonable efforts to close the Cable & Wireless acquisition and not to take any action which would materially adversely impact the timing of the closing of the Cable & Wireless acquisition or on its ability to satisfy the conditions precedent.

  Interim Dividend Policy. Global agrees not to declare any dividend without U S WEST's written consent. U S WEST is permitted, without Global's consent, to pay dividends not in excess of $0.75 per quarter. Additionally, U S WEST may declare and pay to shareholders of record on the date immediately prior to the effective time: (i) a special dividend of $1.00 per share and (ii) the pro rata portion of the then regular quarterly dividend through such date.

  Services Agreement. U S WEST and Global have agreed to use their best efforts to enter into a retail marketing and services agreement within thirty 30 days of the date of the merger agreement, covering the marketing of U S WEST's services and the purchase by U S WEST of Global's services. U S WEST and Global further agree to use their best efforts to enter into an agreement to form and operate outside of U S WEST's service territory a data-focused competitive local exchange carrier.

  Global Group/Local Group Definitions. Sixty days prior to the merger, U S WEST and Global will agree on the definitions of Global Group and Local Group to be used for purposes of the determination of the Class B to Class A Value Ratio.

Termination

  The merger agreement provides that prior to the merger, the merger agreement may be terminated:

  .  by mutual written consent of Global and U S WEST;

  .  by either Global or U S WEST if:

      a. the merger is not consummated by May 16, 2000 (or November 30, 2000 if all conditions, except those relating to the expiration of the Hart-Scott-Rodino waiting period and other regulatory consents, have been fulfilled prior to May 16, 2000), so long as the party seeking to terminate did not prevent consummation by failing to fulfill any of its obligations under the merger agreement;

      b. any court or other governmental authority issues a non-appealable final order, decree or ruling or takes any other action which prohibits the merger, so long as the party seeking termination on that basis has used its reasonable best efforts to prevent such action;

      c. the shareholders of Global or U S WEST fail to adopt the merger agreement;

      d. the other party materially breaches the merger agreement and the breach is incapable of being cured prior to May 16, 2000 (or November 30, 2000 if all conditions, except those relating to the expiration of the Hart-Scott-Rodino waiting period and other regulatory consents, have been fulfilled prior to May 16, 2000);

      e. the other party's board of directors withdraws or adversely modifies its approval or recommendation that its shareholders adopt the merger agreement, or fails to reaffirm such approval or recommendation upon request;

      f. the other party's board of directors approves or recommends any alternative transaction;

      g. the other party's board of directors fails to include its unqualified recommendation that its shareholders approve the merger;

      h. the other party's board resolves to take any of the action specified in e. through f. above;

      i. the Frontier Merger Agreement is terminated;

      j. prior to the vote of its respective shareholders adopting the merger agreement, its board of directors decides to accept a transaction proposal which is a superior proposal provided that:

        i.  it has complied with the covenant described under "--No
            Solicitation";

        ii. its board determines in good faith, on the basis of advice from outside counsel that proposal is a superior proposal; and

        iii. its board determines in good faith, on the basis of advice from outside counsel, that accepting the superior proposal would likely be required to prevent the board from breaching its fiduciary duties.

  .  by Global, if:

      a. U S WEST fails to consummate the purchase of Global shares pursuant to its tender offer by July 31, 1999 (or August 30, 1999, if the Hart-Scott-Rodino Act waiting period applicable to the tender offer has not expired) (see description of Tender Offer).

      b. it determines that the approval of the fair value of Global common stock, as determined by the Bermuda Court, is excessive.

Termination Fees and Expenses

 Termination Fee Payable to Global

  The merger agreement provides for U S WEST to pay Global a termination fee, in cash, of $850 million if the merger agreement is:

  .  terminated by Global because:

      a. U S WEST's board withdraws or adversely modifies its approval or recommendation that U S WEST's shareholders adopt the merger agreement or fails to reaffirm such approval or recommendation upon request;

      b. U S WEST's board approves or recommends any "alternative transaction";

      c. U S WEST's board fails to include its unqualified recommendation that its shareholders approve the merger; or

      d. U S WEST's board resolves to take any of the above actions.

  . terminated by U S WEST or Global because of the failure to obtain U S WEST's shareholder approval (and the agreement could not have been terminated by Global for any of the conditions listed in a. through d. above), and:

      a.prior to U S WEST's shareholders' meeting an "alternative transaction" proposal is made involving the acquisition of more than 40% of the outstanding shares of U S WEST or any of its subsidiaries, and

      b.within twelve months after the termination of the merger agreement, U S WEST enters into a definitive agreement with respect to an "alternative transaction."

  . terminated by Global as a result of U S WEST's material breach concerning:

      a. its covenant concerning the preparation, filing, and distribution of the registration statement and the mailing of the joint proxy statement to its shareholders, subject to the delivery of "comfort" letters from its independent accountants, which remains uncured for 30 days after notice.

      b. its covenant regarding the convening of a shareholders meeting as soon as practicable for the purposes of voting on the adoption of the merger agreement which remains uncured for 30 days after notice, and its board of directors not withdrawing or modifying its recommendation in any manner adverse to Global unless it has concluded in good faith, on the advice of its outside financial advisors, that the proposal is a superior proposal.

  . terminated by U S WEST pursuant to the provision which allows termination where prior to the vote of its shareholders adopting the merger agreement, its board of directors decides to accept a transaction proposal which is a superior proposal provided that:

      i. it has complied with the covenant described under "--No
         Solicitation";

      ii. its board determines in good faith, on the basis of advice from outside counsel that proposal is a superior proposal; and

      iii. its board determines in good faith, on the basis of advice from outside counsel, that accepting the superior proposal would likely be required to prevent the board from breaching its fiduciary duties.

 Termination Fee Payable to U S WEST

  The merger agreement provides for the payment by Global to U S WEST of a termination fee, in cash, of $850 million if the merger agreement is:

  .  terminated by U S WEST because:

      a. Global's board withdraws or adversely modifies its approval or recommendation that Global's shareholders adopt the merger agreement or fails to reaffirm such approval or recommendation upon request;

      b. Global's board approves or recommends any "alternative transaction";

      c. Global's board fails to include its unqualified recommendation that its shareholders approve the merger; or

      d. Global's board resolves to take any of the above actions.

  . terminated by Global or U S WEST because of the failure to obtain Global's shareholder approval (and where the agreement could have been, but was not, terminated by U S WEST for any of the conditions listed in
     a. through d. above.)

  . terminated by Global or U S WEST because of the failure to obtain Global's shareholder approval (and the agreement could not have been terminated by U S WEST for any of the conditions listed in a. through d. above), and:

      a. prior to Global's shareholders' meeting an "alternative transaction" proposal is made involving the acquisition of more than 40% of the outstanding shares of Global or any of its subsidiaries, and

      b. within twelve months after the termination of the merger agreement, Global enters into a definitive agreement with respect to an "alternative transaction."

  . terminated by U S WEST as a result of Global's material breach concerning:

      a. its covenant concerning the preparation, filing, and distribution of the registration statement and the mailing of the joint proxy statement to its shareholders, subject to the delivery of "comfort" letters from its independent accountants, which remains uncured for 30 days after notice.

      b. its covenant regarding the convening of a shareholders meeting as soon as practicable for the purposes of voting on the adoption of the merger agreement which remains uncured for 30 days after notice, and its board of directors not withdrawing or modifying its recommendation in any manner adverse to U S WEST unless it has concluded in good faith, on the advice of its outside financial advisors, that the proposal is a superior proposal.

  . terminated by Global pursuant to the provision which allows termination where prior to the vote of its shareholders adopting the merger agreement, its board of directors decides to accept a transaction proposal which is a superior proposal provided that:

      i. it has complied with the covenant described under "--No
         Solicitation";

      ii. its board determines in good faith, on the basis of advice from outside counsel that proposal is a superior proposal; and

      iii. its board determines in good faith, on the basis of advice from outside counsel, that accepting the superior proposal would likely be required to prevent the board from breaching its fiduciary duties.

  The termination fee is payable within one business day following the delivery of notice of termination to the other party, or within one business day after such party enters into any definitive agreement regarding an "alternative transaction" which gives rise to the termination fee. If either party fails to promptly pay the other any termination fee, they will pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment.

Amendment; Extension and Waiver.

  Global and U S WEST may amend the merger agreement pursuant to a writing adopted by their respective boards at any time before the merger, but after the merger agreement is adopted by either Global's or U S WEST's shareholders, no amendment may reduce or change the consideration to be paid in the merger, or alter or change any of the terms and conditions of the merger agreement if such change would adversely affect U S WEST's or Global's shareholders. At any time before the merger, either Global or U S WEST may:

  .  extend the other party's time to perform their obligations;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement; and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

  14. Dividends and Distributions. As noted in Section 6 of this Offer to Purchase, the Company has not paid cash dividends on the Common Stock.

  15. Certain Conditions of the Offer. Notwithstanding any other term of the Offer, the Offeror will not accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless any waiting periods applicable to the Offer under the HSR Act shall have expired or been terminated and the Agreement shall not have been terminated in accordance with its terms (See Section 13, description of the Agreement). Furthermore, notwithstanding any other provision of the Offer or the Agreement, the Offeror shall not be required to accept for payment or, subject to the restriction referred to above, pay for any shares of Common Stock tendered pursuant to the Offer, and may, subject to the terms of the Agreement, terminate the Offer if, prior to the expiration of the Offer, any of the following conditions exist or have occurred and remain in effect (other than as a result of any action or inaction by the Offeror or any of its subsidiaries which constitutes a breach of the Agreement): any order or preliminary or permanent injunction shall have been entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any other action shall have been taken, or statute, rule, regulation, legislation, judgment or order enacted, entered, enforced, promulgated, amended or issued by any legislative body, court, government or governmental, administrative or regulatory authority or agency which has the effect of making illegal or otherwise prohibiting the acceptance for payment of, or payment for, some of or all the shares of Common Stock pursuant to the Offer, which, in the reasonable judgment of the Offeror with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for shares of Common Stock.

  The foregoing conditions are for the benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition or may be waived by the Offeror in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Agreement). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  16. Certain Legal Matters; Required Regulatory Approvals.

  Except as set forth in this Offer to Purchase, including under the caption "State Approvals" below, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Offeror is not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Offeror's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by the Offeror pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. Should any such approval or other action be required, there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, the Offeror's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Offeror's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See "Introduction" and Section 15 for a description thereof.

Antitrust

  Under the provisions of the Hart Scott Rodino Antitrust Improvements Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by the Offeror of a Notification and Report Form with respect to the Offer, unless the Offeror receives a request for additional information or documentary material from the Antitrust Division or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Offeror is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Offeror concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Offeror with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Offeror. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Offeror's or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon a preliminary examination of information provided by the Company relating to the businesses in which the Offeror and the Company are engaged, the Offeror believes that the acquisition of Shares by the Offeror will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

State Takeover Laws

  The Offeror has not attempted to comply with any state takeover statutes in connection with the Offer. The Offeror reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Offeror might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered.

  17. Fees and Expenses. Neither the Offeror, nor any officer, director, shareholder, agent or other representative of the Offeror, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  The Offeror has retained Beacon Hill Partners, Inc., as Information Agent, The Bank of New York, as Depositary, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Manager, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. Pursuant to the terms of Merrill Lynch's engagement, the Offeror has agreed to pay Merrill Lynch for its services as financial advisor and Dealer Manager in connection with the Merger and the Offer, (i) an initial fee of $100,000 that was payable upon execution of the engagement agreement, (ii) an additional fee of $5,000,000 contingent and payable upon the Offeror acquiring 10% or less of the Common Stock of the Company, (iii) an additional fee of $5,000,000 that was payable upon execution of the Merger Agreement, and (iv) an additional fee of $30,000,000 which will be payable upon the closing of the mergers, provided that the fee payable pursuant to this clause (iv) will be reduced by any fees already paid to Merrill Lynch pursuant to clauses (i) through (iii) of this sentence. Offeror has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses and the reasonable fees and disbursements of its legal counsel (which fees shall not exceed $50,000), and to indemnify Merrill Lynch and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

  18. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

  The Offeror has filed with the Commission the Schedule 14D-1, pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          U S WEST, Inc.

May 21, 1999

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK

         By Mail:           Facsimile Transmission:    By Hand or Overnight
                                 (for Eligible               Courier:
                              Institutions Only)         Tender & Exchange
     Tender & Exchange                                      Department
        Department              (212) 815-6213          101 Barclay Street
      P.O. Box 11248

                                                    Receive and Deliver Window
   Church Street Station       For Confirmation      New York, New York 10286
 New York, New York 10286-        Telephone:
           1248
                                (212) 815-6173

  Questions and requests for assistance may be directed to the Information Agent at its address set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          BEACON HILL PARTNERS, INC.

                                90 Broad Street
                           New York, New York 10004
                                (800) 755-5001
                                  (toll free)

                       Bankers and Brokers Please Call:
                                (212) 843-8500

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.

                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (Call Collect)